Exhibit 99.1

                        Investment Properties Associates

 Announces Record Date for Final Distribution in Connection with Winding up its
         Affairs, Dissolution and Termination of Registration under the
                         Securities Exchange Act of 1934

New York, New York, December 2, 2003 ... Investment Properties Associates (IPA) announced today that its general partners will wind up the affairs of IPA and dissolve the partnership in accordance with the provisions of its Agreement of Limited Partnership.

In connection with the dissolution of the partnership, IPA will make a final distribution to holders of record of its participations of partnership interest
(PPIs) as of the close of business on December 10, 2003. It is anticipated that such distribution will be in the aggregate amount of approximately $1,288,840.56, or approximately $0.7858 per PPI. In accordance with IPA's partnership agreement, one-half of the proceeds will be distributed to the general and special limited partners and one-half to the holders of its PPIs. It is anticipated that such distribution will be paid on December 15, 2003.

Record holders of PPIs as of the close of business on December 10, 2003 will need to hold their PPIs until December 16, 2003 (the ex-dividend date) in order to receive this final distribution. Holders of PPIs who sell them on or before December 15, 2003 (the payment date) will transfer the right to receive the final distribution to the buyer of any PPIs due to NASDAQ Stock Market rules.

The dissolution of the partnership and the termination of registration under the Securities Exchange Act of 1934 is anticipated to be completed prior to December 31, 2003.

IPA was created in 1969 by Harry Helmsley and Irving Schneider. At its inception, IPA owned 22 properties across the country and consummated the sale of its last remaining property on June 20, 2003.

Contact:     Irving Schneider - (212) 880-0151
             General Partner, Investment Properties Associates
             Chairman & Chief Operating Officer, Helmsley-Spear, Inc., Agent

             Robert Hecht - (212) 880-0276
             Chief Financial Officer, Investment Properties Associates Chief Financial Officer, Helmsley-Spear, Inc., Agent